	FOR:	Consolidated Graphics, Inc.
For Immediate Release	CONTACT:	G. Christopher Colville Executive Vice President/Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977

Christine Mohrmann/Eric Boyriven Financial Dynamics (212) 850-5600

CONSOLIDATED GRAPHICS TO ACQUIRE THE HENNEGAN COMPANY

HOUSTON, TEXAS – November 17, 2006 – Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has signed a letter of intent to acquire The Hennegan Company, headquartered in Florence, Kentucky, just outside of Cincinnati, Ohio. The company has annual revenues of approximately $85 million. The transaction is expected to be completed within 90 days.

Founded in 1886, The Hennegan Company is a leading provider of ultra-fine printing that produces sophisticated, color-intensive products for many industry-leading, household name companies across the U.S. and worldwide. Hennegan offers an array of sheetfed printing, including ultra-violet curing, with a variety of varnishes and coatings on substrates ranging from plastics and foil to 28-point board. It also offers full web printing with a wide variety of folding options, highly personalized digital printing and one-to-one marketing, finishing, bindery, die cutting, embossing, art and design, color analysis, direct mail and fulfillment. Hennegan produces high-end marketing materials, annual reports, brochures, catalogs, variable print campaigns and specialty printing for point-of-purchase displays, signage and posters in a 210,000 square foot high-security, state-of-the art facility with five sheetfed presses, three web presses and a state-of-the-art Kodak NexPress. Hennegan is also a filing agent for the U.S. Securities and Exchange Commission and a certified vendor for the Forest Stewardship Council.

“Bob Ott, Bob Ott, Jr., Kevin Ott and the employees of The Hennegan Company have built a world class business with a long standing reputation as a premier printing company by investing in new technologies, equipment and infrastructure. This company is second to none in terms of the quality of their product, and their commitment to excellence has garnered them some of the world’s most demanding customers,” commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. “We look forward to the opportunity to leverage Hennegan’s unique printing capabilities and strong marketing network by combining it with Consolidated Graphics’ geographic footprint, purchasing power and 600 salespeople.”

The fourth generation management team led by Bob Ott, Jr., CEO and President, and Kevin Ott, Vice President, will remain with the company following the completion of the transaction.  Bob Ott, Sr., currently Chairman of The Hennegan Company and a member of the Printing Impressions/RIT Hall of Fame, will also remain with the company following the transaction and will continue to serve the needs of his customers and fellow employees. The Hennegan Company’s financial advisor in this transaction is Houlihan Lokey.

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics’ today. Consolidated Graphics expressly disclaims any duty to provide updates to the forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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